Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 333-219722, 333-155655, 333-118292, 333-118291, 333-78355, 333-44489, 333-5912 and 333-5910) on Form S-8 of Balchem Corporation and Subsidiaries of our report dated March 1, 2018, relating to the consolidated financial statements, the financial statement schedule and the effectiveness of internal control over financial reporting of Balchem Corporation and Subsidiaries, appearing in this Annual Report on Form 10-K of Balchem Corporation and Subsidiaries for the year ended December 31, 2017.

/s/ RSM US LLP

New York, New York
March 1, 2018